Exhibit 3.8

ARTICLES OF INCORPORATION OF

CRAIG PROTEIN DIVISION, INC.

1.

The name of the corporation is:

“CRAIG PROTEIN DIVISION, INC.”

2.

The period of duration of said corporation shall be perpetual.

3.

The object of the corporation is for pecuniary gain and profit, and said corporation shall have the following powers and is organized for the following purposes:

a) To engage in the business of the purchasing, processing, re-cycling, and the selling of meat by-products of every kind, nature and description, including but not limited to meat by-products from horses, cows, goats, hogs and pigs, and sheep;

b) To recycle and process meat by-products and to sell such processed and recycled products and feed either at wholesale or retail prices;

c) To purchase and otherwise acquire for investment and for sell and/or lease and/or any other purpose, lands, contracts for the purchase and/or sale of lands, options, buildings, improvements and any other real estate or real property of any kind, nature and description, or for any interest in any real estate of any kind, nature or description within or without the State of Georgia and the United States;

d) To manage, improve, develope and turn into account any land or contracts for purchase or sale of land acquired by the corporation or in which the corporation has any interest;

e) To buy, sell, raise and lease timber, and to buy, sell, lease, raise or otherwise acquire any naval stores’ products, timber products or any forest products whatsoever;

f) To purchase, own, improve, equip, operate and manage farms and to engage in any agricultural pursuit or undertaking;

g) To own, lease and operate animal stockyards and animal auctions of every kind, nature and description;

h) To own, lease and operate animal processing plants, meat packing plants and slaughter houses of every kind, nature and description and to engage in any and all other manufacturing businesses of any nature whatsoever;

i) To own, lease, purchase, sell, manufacture and deal in any personal property of every kind, nature and description;

j) To own, purchase, lease, sell, operate and generally deal in wholesale and retail businesses of every kind, nature and description, including but not limited to grocery stores, dry good stores, general mercantile stores, gasoline stores and hardware stores, and to sell such items either wholesale or retail;

k) To buy and sell personal property and real property, either for cash or on terms, to borrow funds on both secured and unsecured in-debtedness, to rent or lease personal property or real property of every kind, character and description, and to do all things in connection with said business and its affiliated pursuits;

l) To engage in the business of constructing houses and other buildings, either residential or commercial, of any kind whatsoever;

m) To buy and sell automobiles, farm equipment and machinery and any other personal property of any kind whatsoever.

n) To buy, sell, own, encumber and lease, either as Lessor or Lessee, real property and personal property of every nature, kind and description;

o) To guarantee, become surety on, endorse contracts and obligations of any firm, corporation or individual, or otherwise enter into any contract of guaranty, suretyship or endorsement;

p) To have all rights and powers now or hereafter given to any and all things that may be needful or proper in the operation of the above described business and especially all the powers enumerated in the Code of Georgia of 1933, annotated, as amended.

4.

The incorporator desires to do any and all acts and things necessary, expedient, convenient, ancillary or in aid of the accomplishments of the foregoing and to perform all other acts and functions as are allowable under the Corporation Laws of the State of Georgia and the United States, and all amendments thereto.

5.

The corporation has the authority to issue not more than FIVE THOUSAND (5,000) shares of capital stock of ONE HUNDRED ($100.00) DOLLARS par value, and to consist of one class only.

6.

The corporation shall not commence business until it shall have received not less than FIVE HUNDRED ($500.00) DOLLARS in cash and/or real or personal property, in payment for the issuance of shares of stock.

7.

The address of the initial registered office of said corporation is Highway 80 East, East Dublin, Georgia, and the post office address is Highway 80 East, East Dublin, Georgia 31021, and the name of the initial registered agent at such address is CAMERON JEPEWAY CRAIG.

8.

The initial Board of Directors shall consist of three members, whose names and addresses are as follows:

CAMERON JEPEWAY CRAIG

215 Rosewood Drive

Dublin, Georgia 31021

MARIE O’FARRELL CRAIG

215 Rosewood Drive

Dublin, Georgia 31021

HUGH CAMERON CRAIG

215 Rosewood Drive

Dublin, Georgia 31021

IN WITNESS WHEREOF, the undersigned incorporator executes these Articles of Incorporation.

/s/ Cameron Jepeway Craig
CAMERON JEPEWAY CRAIG, Incorporator